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                                POWER OF ATTORNEY


                  I, Alejandro Escoto, authorized legal representative of Grupo Sanborns, S.A de C.V., a corporation with variable capital (sociedad anonima de capital variable) organized under the laws of Mexico (the "Company"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Schedule TO, Schedule 13D or Schedule 13G and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Schedule TO, Schedule 13D or
Schedule 13G required to be filed pursuant the Securities Exchange Act of 1934, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2002.

                                     GRUPO SANBORNS, S.A. DE C.V.

January 31, 2000                     /s/ ALEJANDRO ESCOTO
                                     --------------------------------------
                                     By: Alejandro Escoto
                                     Title: Authorized Legal Representative